Exhibit 5.1

Legality Opinion of James D. Henderson, Jr.

January 15, 2026

Board of Directors

Brand Engagement Network Inc.

300 Delaware Ave, Suite 210

Wilmington, DE 19801

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Brand Engagement Network Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an additional 275,930 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, reserved for issuance pursuant to an evergreen increase under the Company’s Long Term Incentive Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. For purposes of this opinion, I have examined such matters of fact and questions of law as I have considered appropriate, including the Registration Statement, the Plan, the minutes of the Board of Directors meeting held on December 30, 2025 (authorizing the addition of 5% of the outstanding shares of Common Stock, approximately 275,000 shares, effective January 2, 2026, pursuant to the terms of the Plan), and certificates of certain officers of the Company.

I have assumed the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the genuineness of all signatures. As to questions of fact material to my opinion, I have relied upon the certificates of certain officers of the Company.

Based on the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan and the related agreements, will be validly issued, fully paid and non-assessable.

I render this opinion only with respect to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the same), and I express no opinion herein concerning the application or effect of the laws of any other jurisdiction, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without my prior written consent. This opinion is rendered as of the date hereof and based solely on my understanding of facts in existence as of such date after the examination described in this opinion. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to my attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ James D. Henderson, Jr.

James D. Henderson, Jr.

General Counsel and Corporate Secretary

Brand Engagement Network Inc.